Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces Redemption of

9 3/4% Senior Notes Due 2014

Baton Rouge, LA – November 4, 2013 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, today announced that its wholly owned subsidiary, Lamar Media Corp. (“Lamar Media”), intends to redeem in full all $350,000,000 in aggregate principal amount of its 9 3/4% Senior Notes due 2014 (CUSIP No. 513075AV3) (the “Notes”). The redemption will be made in accordance with the terms of the indenture governing the Notes and the terms of the notice of redemption.

Lamar Media expects the Notes to be redeemed on December 4, 2013 (the “Redemption Date”), at a redemption price equal to 100% of the aggregate principal amount of outstanding Notes plus a make whole amount and accrued and unpaid interest to (but not including) the Redemption Date (the “Redemption Price”). The Redemption Price will be due and payable on the Redemption Date upon surrender of the Notes.

A notice of redemption is being mailed to all registered holders of the Notes by The Bank of New York Mellon Trust Company N.A., the trustee for the Notes. Copies of the notice of redemption may be obtained from The Bank of New York Mellon by calling 1-800-254-2826.

This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to the Notes or any other securities.

Caution Regarding Forward-looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Lamar Media’s ability to fund redemption of the Notes. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements included herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the businesses of Lamar Advertising Company and Lamar Media. More detailed information about these factors may be found in the filings made by Lamar Advertising Company and Lamar Media with the Securities and Exchange Commission, including in the Risk Factors section of their combined Annual Report on Form 10-K for the year ended December 31, 2012, as updated or supplemented by their combined Quarterly Reports on Form 10-Q. Lamar Advertising Company is under no obligation, and expressly disclaims any such obligation, to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 22 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre Chief Financial Officer (225) 926-1000 KI@lamar.com